                                                                      Exhibit 11

                      ALLIED Group, Inc. and Subsidiaries
                       Computation of Per Share Earnings
               For the three months ended March 31, 1995 and 1994

                                                                                    1995              1994
                                                                                ------------     ------------
PRIMARY

Net income                                                                      $ 12,384,323     $ 11,471,201

Preferred stock dividends                                                         (1,819,938)      (1,833,430)

Stock options in subsidiary                                                          (78,028)         (69,764)
                                                                                ------------     ------------

Adjusted net income                                                             $ 10,486,357     $  9,568,007
                                                                                ============     ============

Earnings per share                                                              $       1.14     $       1.04
                                                                                ============     ============
Weighted average shares outstanding                                                9,034,294        9,074,376
Dilutive effective of unexercised
   stock options*                                                                    140,988          146,303
                                                                                ------------     ------------
                                                                                   9,175,282        9,220,679
                                                                                ============     ============

FULLY DILUTED

Net income                                                                      $ 12,384,323     $ 11,471,201

Preferred stock dividends                                                           (878,779)        (878,780)

Stock options in subsidiary                                                          (78,222)         (69,791)

Additional net ESOP expenses-assuming conversion of
   ESOP Series preferred stock                                                       (45,469)         (79,966)
                                                                                ------------     ------------

Adjusted net income                                                             $ 11,381,853     $ 10,442,664
                                                                                ============     ============

Earnings per share                                                              $       0.82     $       0.75
                                                                                ============     ============


Weighted average shares outstanding                                               13,741,115       13,850,639
Dilutive effective of unexercised
   stock option*                                                                     148,847          146,303
                                                                                ------------     ------------

                                                                                  13,889,962       13,996,942
                                                                                ============     ============




*  Primary - Based on average market price
   Fully Diluted - Based on the higher of the average market price or the market price at March 31 of each year